Exhibit 99.1

For Immediate Release

3M Leadership Announcement

ST. PAUL, Minn.—Feb. 6, 2019 — 3M announced today that its Board of Directors will nominate CEO Mike Roman to serve as chairman of the board following the company’s annual meeting of shareholders on May 14, 2019. Inge Thulin, 3M’s current executive chairman, has announced his intention not to stand for reelection and to retire on June 1, 2019.

“Under Inge’s leadership, 3M evolved into a more agile and competitive enterprise while generating tremendous value for customers and shareholders,” said Mike Eskew, independent lead director for the 3M Board. “Today’s decision underscores the Board’s confidence in Mike’s leadership and strong character to lead 3M into the future as both CEO and chairman of the board.”

“I am proud of 3M, our people, and what we’ve accomplished together,” said Thulin. “I’ve known and worked very closely with Mike, including since his appointment as CEO. I’m very confident that 3M’s best days are ahead and Mike will do a fantastic job leading 3M into the future.”

“It’s an honor to be nominated to the additional role of chairman of the board,” said Roman. “I thank Inge for his leadership and partnership throughout my career, especially over the past year in his role as executive chairman.”

At its annual meeting in May, the 3M Board of Directors will consist of 12 members, 11 of whom will be independent directors. The Board’s corporate governance measures, including a lead independent director with broad authority, ensure that strong, independent directors will continue to effectively oversee company management, and the key issues related to strategy, risk, and integrity.

About 3M

 At 3M, we apply science in collaborative ways to improve lives daily. With $33 billion in sales, our 93,000 employees connect with customers all around the world.

3M Investor Contacts:
Bruce Jermeland, 651-733-1807
Tony Riter, 651-733-1141
or
3M Media Contact:
Lori Anderson, 651-733-0831